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                                                                     EXHIBIT 8.1

August 6, 1997

ONEOK Inc.
100 West Fifth Street
Tulsa, OK 74103

WAI, Inc.
c/o Western Resources, Inc.
818 Kansas Avenue
Topeka, KS  66612

          Re:  Federal Income Tax Consequences of
               Merger of ONEOK Inc. into WAI, Inc.
               -----------------------------------

Gentlemen:

          You have requested our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of ONEOK Inc., a Delaware corporation ("ONEOK"), with and into WAI, Inc., an Oklahoma corporation ("WAI"), newly formed by Western Resources, Inc., a Kansas corporation ("WRI"), and the surviving entity in the Merger.

          In reaching the opinions expressed below, we have reviewed and relied on (i) the Amended and Restated Agreement among Western Resources, Inc., WAI, Inc. and ONEOK Inc., dated as of May 19, 1997 (the "Agreement"), (ii) the
Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of WAI dated August 6, 1997 (the "Proxy Statement/Prospectus"),
(iii) certain representations made by ONEOK and WAI, and (iv) such other facts and representations as we have deemed relevant to our opinion. Capitalized terms not defined herein shall have the respective meanings set forth in the Proxy Statement/Prospectus.

          Based upon and subject to the foregoing, we hereby confirm that the portions of the Proxy Statement/Prospectus captioned "Certain Federal Income Tax Consequences of the Transactions" which refer to Fried, Frank, Harris, Shriver & Jacobson reflect our opinion regarding the U.S. federal income tax consequences of the Merger to holders of the outstanding ONEOK Common Stock, subject to the qualifications and limitations set forth therein. No opinion is expressed as to any matters other than those specifically referred to herein.
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ONEOK Inc.
WAI, Inc.                       - 2 -                       August 6, 1997


          The opinions expressed herein are solely for your benefit and the benefit of holders of the outstanding ONEOK Common Stock and may not be relied on in any manner or for any purpose by any other person or entity.

                              Very truly yours,

                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                    By: /s/ Jack L. Jacobson
                        ----------------------------------------
                              Jack L. Jacobson